Exhibit 10.16
February 14, 2022
Dear Kelly,
As discussed, we are extending to you an offer of employment as Vice President of Legal reporting Eric Dresselhuys with a tentative start date of March 14, 2022.
Compensation:
•Your annual salary will be $255,000, paid out on a bi-monthly basis of $10,625.
•As a part of accepting this offer, you will be granted restricted stock units valued at $600,000. The RSUs vest over a 4-year period at 25% per year.
•In the event of termination other than for Cause during the initial 4 years of your employment, your equity vesting schedule will be accelerated by twelve (12) months.
•You will be eligible to earn bonus or other incentive compensation applicable to your position as may be adopted by the company hereafter from time to time. The Board of Directors reserves the right to provide Board approved executive bonuses and other incentive compensation that are based up the successful completion of designated business milestones and other operational and financial targets. Your first eligible bonus will be for the starting calendar year: 2022 with a base salary bonus target of 30%. This will be based on successful progress of both company and individual defined goals.
Benefit Information:
As a full-time employee of ESS, Inc., you are eligible to participate in our benefit plan in addition to your compensation.
•Group health insurance including, medical, dental, vision, and more. You are eligible for health benefits on the first day of the month following your start date.
•Holidays: You will receive 8 paid holidays.
•Executive Unlimited PTO (EUPTO) policy, through which Director, Executive, and Senior Leadership level employees are afforded the flexibility to take time off for vacation, illness and personal pursuits, and shift schedules, as necessary. Starting your first day of employment. .
•401(k): You are eligible to participate in our 401(k) plan after 90 days of employment. You will be automatically enrolled with a 2% employee contribution.
Legal Info
Your employment with ESS, Inc. is for no specified period and constitutes At-Will Employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, ESS, Inc. is free to conclude its employment relationship with you at any time, with or without cause.
As a condition to your employment with the Company, you will be required to sign the Company’s standard Employee Proprietary Information and Inventions Assignment Agreement (EPIIAA), a copy of which is attached for your review and signature.
You have told the Company that by signing this letter, your commencement of employment with the Company does not violate any agreement you have with your current employer; your signature confirms this representation.
26440 SW Parkway Ave. Wilsonville, OR 97070 T: 855.423.9920 www.essinc.com

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Employee Proprietary Information and Inventions Assignment Agreement, and return them to Kendra Larsen, Director of Human Resources ([***]).
This offer of employment is contingent upon the satisfactory completion of appropriate background check and a pre-employment drug screen.
As required by law, this offer is subject to the presentation of satisfactory proof of your right to work in the United States within three (3) business days of your date of hire.
Please read the offer letter completely, plus all the information included with this offer letter. Then, sign and return the offer letter, along with the additional documents included with the offer letter.
We look forward to working with you at ESS, Inc.
Sincerely,
Eric Dresselhuys, CEO
Employment Acceptance
I have read and understand the provisions of employment, and accept the conditional job offer. I understand my employment with ESS, Inc. is considered “at-will”, meaning either the company or I may terminate the employment relationship at any time, with or without cause.

/s/ Kelly F. Goodman	February 15, 2022

Signature    Date
26440 SW Parkway Ave. Wilsonville, OR 97070 T: 855.423.9920 www.essinc.com